UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 14, 2008

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 14, 2008, the Board of Directors (the “Board”) of Terex Corporation (“Terex” or the “Company”) approved amendments to the Company plans listed below (collectively, the “Plans”), which are intended to bring the Plans into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):

The following is a listing of the Plans which were amended and the most significant changes to each Plan:

•	Terex Corporation Deferred Compensation Plans:
•

Bifurcation of the Company’s deferred compensation plans into two plans: one for deferrals made prior to January 1, 2005, the Terex Corporation Amended and Restated Deferred Compensation Plan, and one for deferrals made on January 1, 2005 and thereafter, the Terex Corporation 2005 Deferred Compensation Plan.

•	Elimination of the ability of participants to accelerate their distribution of post-January 1, 2005 deferrals with a 10% penalty.
•	Elimination of post-January 1, 2005 deferrals of restricted stock by team members.
•

Elimination of ability of participants who are one of the Company’s 50 most highly compensated team members from receiving payments of post-January 1, 2005 deferrals in the first six months after such participant’s separation from service from the Company.

•	Terex Corporation Amended and Restated 2000 Incentive Plan:
•	Removal of share purchase awards.
•

Elimination of ability of participants who are one of the Company’s 50 most highly compensated team members from receiving payments in the first six months after such participant’s separation from service from the Company.

•	Terex Corporation Amended and Restated 2004 Annual Incentive Compensation Plan:
•	Clarify that a bonus award must be payable no later than March 15 of the year following the year in which the Compensation Committee determines or certifies the amount of the bonus award.

On October 14, 2008, the Company and Ronald M. DeFeo, the Chairman and Chief Executive Officer of Terex, entered into an Amended and Restated Employment and Compensation Agreement (the “DeFeo Agreement”). The DeFeo Agreement is intended to comply with Section 409A and Section 162(m) of the Code. The following is a listing of the most significant changes to the DeFeo Agreement from Mr. DeFeo’s prior employment agreement with the Company:

•	Amend the definition of Good Reason to include materiality qualifiers to have the Good Reason definition comply with Section 409A of the Code.
•	Revise the calculation of the bonus amount for a prior year period that has not yet been paid out to comply with Section 162(m) of the Code.
•	Conform the timing of certain payouts so that the timing of Mr. DeFeo’s payout would be the same regardless of the triggering event.
•	Provide specificity with respect to the payment of benefits that Mr. DeFeo would receive following a separation from service.
•	Eliminate the ability of Mr. DeFeo to receive payments in an amount that is greater than allowed under the Code in the first six months after Mr. DeFeo’s separation from service from the Company.

•	Removal of Gehl Company from the Machinery Group (as such term is defined in the DeFeo Agreement) due to its announced acquisition by the Manitou Group.

None of the amendments to the Plans or the DeFeo Agreement materially increase the compensation, benefits, grants or awards issuable or payable thereunder.

Copies of the Plans and the DeFeo Agreement are filed as Exhibits 10.1, 10.2, 10.3, 10. 4 and 10.5 to this Form 8-K. The foregoing summary of the Plans and the DeFeo Agreement is qualified in its entirety by reference to the attached Plans and the DeFeo Agreement.

Item 8.01. Other Events.

The Company issued a press release on October 15, 2008, announcing that it will be releasing its third quarter 2008 financial results on Wednesday, October 22, 2008, after the close of the market. The Company also announced that it will host a conference call on Thursday, October 23, 2008 at 8:30 a.m., Eastern Time, to review the Company’s third quarter 2008 financial results. The teleconference and a replay of the teleconference will be accessible to the public.

A copy of this press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment to the Terex Corporation Amended and Restated Deferred Compensation Plan

10.2	Terex Corporation 2005 Deferred Compensation Plan

10.3	Terex Corporation Amended and Restated 2000 Incentive Plan

10.4	Terex Corporation Amended and Restated 2004 Annual Incentive Compensation Plan

10.5     Amended and Restated Employment and Compensation Agreement between Terex Corporation and Ronald M. DeFeo, dated October 14, 2008

99.1	Press release of Terex Corporation issued on October 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2008

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel